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EXHIBIT 12(b)


            BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
 COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                 AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                           (dollars in millions)


                                                                     Nine
                                                                     Months
                                                                     Ended
                                        Year Ended December 31,     Sept. 30,
                           1989     1990     1991     1992    1993     1994
Earnings:
 1. Income (loss) before
     income taxes and
     cumulative effect
     of accounting
     changes             $ (815)  $  815   $  834   $  906  $1,550   $  733
 2. Add: Fixed charges
          excluding
          capitalized
          interest
          (Line 13)       4,803    4,826    3,614    3,099   3,148    2,750
 3. Less: Equity in undistri-
            buted income of
            unconsolidated
            subsidiaries and
            affiliates       14       47       31       40      30       33
 4. Earnings including
     interest on deposits 3,974    5,594    4,417    3,965   4,668    3,450
 5. Less: Interest on
           deposits       2,253    2,226    1,589    1,119   1,013      650
 6. Earnings excluding
     interest on deposits$1,721   $3,368   $2,828   $2,846  $3,655   $2,800

Preferred Stock Dividend Requirements:
 7. Preferred stock dividend
     requirements        $    7   $   31   $   34   $   30  $   23   $   22
 8. Ratio of income from
     continuing operations
     before income taxes to
     income from continuing
     operations after income
     taxes *                127%     123%     125%    142%     145%     143%
 9. Preferred stock dividend
     requirements on a pretax
     basis               $    9   $   38   $   43   $   43  $   33   $   31

Fixed Charges:
10. Interest Expense     $4,775   $4,799   $3,585   $3,072  $3,122   $2,730
11. Estimated interest
     component of net
     rental expense          26       27       29       27      26       20
12. Amortization of debt
     issuance expense         2        -        -        -       -        -
13. Total fixed charges
     including interest on
     deposits and excluding
     capitalized interest 4,803    4,826    3,614    3,099   3,148    2,750
14. Add: Capitalized
          interest            5        -        -        -       -        -
15. Total fixed charges   4,808    4,826    3,614    3,099   3,148    2,750
16. Add: Preferred stock
          dividend require-
          ments - pretax
          (Line 9)            9       38       43       43      33       31









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17. Total combined fixed
     charges and preferred
     stock dividend require-
     ments on a pretax
     basis                4,817    4,864    3,657    3,142   3,181    2,781
18. Less: Interest on
           deposits
           (Line 5)       2,253    2,226    1,589    1,119   1,013      650

19. Combined fixed charges
     and preferred stock
     dividend requirements
     on a pretax basis
     excluding interest on
     deposits            $2,564   $2,638   $2,068   $2,023  $2,168   $2,131

Consolidated Ratios of Earnings
 to Combined Fixed Charges
 and Preferred Stock
 Dividend Requirements:
  Including interest on
   deposits
   (Line 4/Line 17)        0.82     1.15     1.21     1.26    1.47     1.24
  Excluding interest on
   deposits
   (Line 6/Line 19)        0.67     1.28     1.37     1.41    1.69     1.31

* Represents income from continuing operations before income taxes, excluding the 1989 special provision for refinancing country credit losses of $1.6 billion, divided by income from continuing operations after income taxes, excluding the 1989 special provision for refinancing country credit losses of $1.6 billion, which adjusts preferred stock dividend requirements to a pretax basis.

  For the year ended December 31, 1989, earnings, as defined above, did not cover combined fixed charges and preferred stock dividend requirements, including and excluding interest on deposits, by $843 million as a result of the 1989 special provision for refinancing country credit losses of $1.6 billion.

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                    BANKERS TRUST NEW YORK CORPORATION
                              280 PARK AVENUE
                         NEW YORK, NEW YORK 10017





Geoffrey M. Fletcher
Senior Vice President and
Principal Accounting Officer



                                           November 14, 1994




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sirs:

     Accompanying this letter is Bankers Trust New York Corporation's quarterly report on Form 10-Q for the quarter ended September 30, 1994 (the "Form 10-Q"). The Form 10-Q is being filed electronically through the EDGAR System.

     If there are any question or comments in connection with the enclosed filing, please contact the undersigned at 212-250-7098.

                                     Very truly yours,

                                     BANKERS TRUST NEW YORK CORPORATION



                                     By: GEOFFREY M. FLETCHER
                                         Geoffrey M. Fletcher
                                         Senior Vice President and
                                         Principal Accounting Officer




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